ALL AMERICAN GROUP, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For Immediate Release May 7, 2010

ALL AMERICAN GROUP, INC. INCREASES FIRST QUARTER 2010 SALES AND IMPROVES OPERATING RESULTS FROM CONTINUING OPERATIONS

ELKHART, Ind. - All American Group, Inc. (formerly Coachmen Industries, Inc.) (OTC:COHM.PK), today announced its complete results for the first quarter of 2010, ending March 31, 2010.

“While we have not yet achieved overall profitability, our operating results from continuing operations in the first quarter are a big step in that direction and extremely encouraging, especially given the current housing market conditions,” said All American Group President and CEO Rick Lavers.  “Net sales from continuing operations were up 90% over the same period in 2009, and gross profits are up more than 100%.”

“On the Specialty Vehicle side, we are profitable excluding an internal charge related to moving assets from one legal entity to another,” continued Lavers.  “Net of that charge, the first quarter 2010 pre-tax profit for this segment was $1.0 million.  In 2010, we have already shipped 50.6% of the number of buses we shipped in all of 2009.  Based on the backlogs and the planned introduction of new vehicles in 2010, we expect revenues for this segment to more than double in 2010 over 2009.”

Net sales from continuing operations for the first quarter of 2010 were $21.5 million compared to $11.3 million reported for the same period in 2009, an increase of 90%.  Gross profits for the quarter were $1.2 million, or 5.4% of revenues, compared to a negative gross profit of $2.1 million, or (18.4)% of revenues for the first quarter of 2009.  Unrestricted cash as of March 31, 2010 totaled $5.1 million, and restricted cash totaled $14.3 million. Net cash used in operations during the quarter ended March 31 totaled $2.9 million for 2010 and $16.4 million for 2009.

The Company reported an operating loss from continuing operations of ($2.4) million, versus an operating loss from continuing operations of ($6.3) million in the first quarter of 2009.    Non-operating expenses for the first quarter of 2010 included $5.3 million of non-cash interest expense related to the equity provisions of the HIG loan agreement.  This non-cash, non-operating interest is a result of the accounting treatment required for the convertible debt and warrants contained in the HIG agreement, along with $0.5 million of interest expense incurred on the outstanding loan that was paid in kind on March 31, 2010. The non-cash, non-operating expense related to the equity provisions of the HIG debt agreement will be valued quarterly.  However, these charges will not impact the Company’s operating results or cash flow.  As a result, we believe the appropriate financial metrics to focus on as proxies for the Company’s performance are revenues, operating profits and cash flow.

Net loss from continuing operations, which includes the $5.3 million of non-cash interest expense, was $(7.4) million for the first quarter of 2010 compared to a net loss of $(6.1) million for the first quarter of 2009. The first quarter of 2009 did not include any non-cash interest expense.

Net loss, including discontinued operations, was ($7.7) million, or ($0.48) per share in the first quarter of 2010, versus net income of $8.3 million, or $0.53 per share in the first quarter of 2009. Included in the discontinued operations results in 2009 was a $14.7 million legal settlement.

On the housing side, revenues increased almost 40% in the first quarter year-over-year, which is primarily attributable to a 310% increase in major projects revenue.  Total orders by units were up 59%. On May 17, 2010 we will participate in the grand opening of Pontchartrain Park in New Orleans, where we are providing homes to help rebuild the hurricane-damaged 9th Ward.

Overall, based on current backlogs and indications of a sustained economic recovery, The Company projects its revenues will be 40% higher in 2010 than in 2009.  The projected rise, coupled with increased gross margins (up more than 156 % quarter-over-quarter) and reduced General and Administrative expenses (down 31% quarter over quarter), suggests that 2010 performance should greatly improve over 2009.  Barring unforeseen challenges, the Company expects to be cash flow positive by the third quarter.

The Company also noted that its formal name change from Coachmen Industries, Inc., to the All American Group, Inc. was approved by shareholders at the Annual Meeting held on April 29, 2010.

All American Group, Inc.(formerly Coachmen Industries, Inc), is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500

 All American Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$21,474	$11,280

Gross profit (loss) - $	1,166	(2,076)

Operating loss from continuing operations	(2,415)	(6,303)

Pre-tax (loss) from continuing operations	(7,408)	(6,120)

Net (loss) from continuing operations	(7,408)	(6,120)

Income (loss) from discontinued operations	(308)	14,433

Net (loss)	(7,716)	8,313

Net (loss) per share - Basic & Diluted	$(0.48)	$0.53

Weighted average shares outstanding - Basic	16,142	15,807
Weighted average shares outstanding - Diluted	16,142	15,807

Condensed Segment Data – Continuing Operations
(Unaudited)  (in thousands)

	Three Months Ended March 31,
	2010	2009
Net sales
Specialty Vehicles	$7,273	$1,071
Housing	14,201	10,209

Consolidated total	$21,474	$11,280

Gross profit (loss)
Specialty Vehicles	$890	$(433)
Housing	276	(1,634)
Other	-	(9)

Consolidated total	$1,166	$(2,076)

Operating profit (loss) - continuing operations
Specialty Vehicles	487	(719)
Housing	(2,664)	(4,479)
Other	(238)	(1,105)

Consolidated total	$(2,415)	$(6,303)

 All American Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2010	2009
Assets	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$5,133	$6,352
Restricted Cash	9,685	10,191
Receivables	7,397	4,589
Inventories	18,198	21,566
Prepaid expenses and other current assets	11,108	10,923
Total current assets	51,521	53,621

Property, plant and equipment, net	28,134	28,787
Other	6,919	7,641
TOTAL ASSETS	$86,574	$90,049

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Short-term borrowings & current portion of LT debt	$362	$369
Accounts payable, trade	8,762	9,132
Accrued expenses and other liabilities	11,425	12,624
Total current liabilities	20,549	22,125

Long-term debt	5,341	2,828
Fair value of derivative instruments	16,481	13,030
Other long-term liabilities	3,461	3,709
Total liabilities	45,832	41,692

Total shareholders' equity	40,742	48,357

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$86,574	$90,049

Condensed Consolidated Statements of Cash Flows
(Unaudited)  (in thousands)
	Three Months Ended March 31,
	2010	2009

Net (loss)	$(7,716)	$8,313
Depreciation , amortization and other non-cash charges	6,571	666
Changes in current assets and liabilities	(1,785)	(25,360)
Net cash used in operating activities	(2,930)	(16,381)

Net cash provided by investing activities	1,308	2,423

Net borrowings	406	682
Issuance (purchase) of stock	(3)	(40)
Net cash provided by financing activities	403	642

Increase (decrease) in cash and cash equivalents	(1,219)	(13,316)

Beginning of period cash and cash equivalents	6,352	15,745

End of period cash and cash equivalents	$5,133	$2,429